Exhibit 10.5

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

U.S. Well Services, Inc., a Delaware corporation (the “Company”), and Joshua D. Shapiro (the “Employee”) are parties to that certain Employment Agreement dated March 25, 2019 (the “Employment Agreement”). The Company and the Employee hereby voluntarily enter into this First Amendment to Employment Agreement (the “First Amendment”) effective April 30, 2022 (the “Effective Date”).

1. Duties. The first sentence of Section 3 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

Employee shall serve as the Senior Vice President and Chief Financial Officer of the Company on a full-time basis.

2. Compensation – Base Salary. Section 4(a) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

(a) Base Salary. During the Employment Period, the Company shall pay Employee as compensation for his services an annual base salary of $400,000.00 (“Base Salary”), payable in accordance with the Company’s usual payment practices.

3. Compensation – Annual Incentive Plan. Section 4(b) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

(b) Annual Incentive Plan. Employee shall also be eligible to participate in the Company’s Annual Incentive Plan. Employee shall have a target of 80% of the then-current Base Salary, the actual amount payable to be based upon the achievement of financial targets established by the Company and approved by the Company’s Board of Directors.

4. Termination Obligations—Termination by Company Without Cause or by Employee for Good Reason. Section 6(e)(ii) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

(ii) a lump sum cash payment equal to one and a half (1.5) times the sum of (x) Employee’s then-current Base Salary, and (y) either (A) if the Termination Date occurs on or before April 30, 2024, Employee’s target bonus under the AIP for the performance year in which the Termination Date occurs, or (B) if the Termination Date occurs after April 30, 2024, Employee’s average annual bonus during the prior two calendar years under the AIP (or such shorter period, as applicable), subject to applicable taxes and withholdings and payable on the sixtieth (60th) day following the Termination Date;

5. Signing Bonus. In consideration of Employee’s entering into this Amendment, on or within 20 days after the Effective Date, the Company shall pay Employee a bonus in the form of a lump-sum payment in an amount of $10,000.

Except as specifically modified herein, the Employment Agreement shall remain in full force and effect in accordance with all of the terms and conditions thereof. This First Amendment may be executed in separate counterparts, each of which will deemed an original, but all of which together will constitute one and the same instrument.

[Signature page to follow]

IN WITNESS WHEREOF, the Company and Employee have executed this First Amendment on the Effective Date set forth herein.

The Company:	The Employee:

US Well Services Inc.	Joshua D. Shapiro

Kyle O’Neill, President and CEO

/s/ Kyle O’Neill	/s/ Joshua D. Shapiro
Signature	Signature

Date: 4/29/22	Date: 4/29/22